Filed Pursuant to Rule 424(b)(3)

File No. 333-269573

PROSPECTUS

1,000,000 Shares of Class A Common Stock

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 1,000,000 shares of our Class A common stock, $0.0001 par value per share (the “common stock”) issuable upon the exercise of outstanding warrants. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being offered pursuant to this prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is listed on the NYSE American under the symbol “ID”. On March 17, 2023, the last reported sale price of our common stock was $0.197 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 20, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission, or the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

If information in this prospectus is inconsistent with any document incorporated by reference that was filed with the SEC before the date of this prospectus, you should rely on this prospectus. This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus or any sale of our shares of common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 8 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “PARTS iD,” “we,” “us,” “our” and similar terms refer to PARTS iD, Inc. (f/k/a Legacy Acquisition Corp.) and its consolidated subsidiaries (including PARTS iD, LLC). References to “Legacy” refer to our predecessor company prior to the consummation of the Business Combination (as defined below).

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PROSPECTUS SUMMARY

This summary highlights certain information about us and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common stock. For a more complete understanding of our company, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference in this prospectus, and the information under the heading “Risk Factors”, beginning on page 8 of this prospectus.

Our Company

Business Overview

PARTS iD, Inc. is a technology-driven, digital commerce company on a mission to reinvent how people shop for vehicle parts and accessories by providing customers a differentiated customer experience with advanced product search capabilities, proprietary product options, exclusive shop by service type functionality, visually inspired browsing, easy product discovery, rich custom content, an exhaustive product catalog and competitive prices.

We deliver this customer experience vision using our purpose-built technology platform and user interface (UI), proprietary parts and accessories fitment data with more than fourteen billion product and fitment data points powered with machine learning, and a comprehensive product catalog spanning over eighteen million parts and accessories from over one thousand suppliers we partner with across eight verticals.

Our technology platform integrates software engineering with catalog management, data intelligence, mining, and analytics, along with user interface development which utilizes distinctive rules-based parts fitment software capabilities. To handle the ever-growing need for accurate product and parts data, we use cutting-edge computational and software engineering techniques, including Bayesian classification, to enhance and improve data records and product information, and ultimately to contribute to the overall development of a rich and engaging user experience. Furthermore, our technology platform is architected to support much more than just car parts and accessories. We believe that we have demonstrated the flexibility and scalability of our technology by launching seven adjacent verticals, including BOATiD.com, MOTORCYCLEiD.com, CAMPERiD.com, and others in August 2018, all of which leverage the same proprietary technology platform and data architecture.

We believe an increasing portion of the dollars spent on vehicle parts and accessories will be spent online and that there is an opportunity for acquiring more market share in that realm. Our platform business model is designed to grow our net revenue by acquiring new customers as well as stimulating repeat purchases from our existing customers. Through paid and unpaid advertising, we attract new and repeat customers to our sites. We attempt to turn these customers into repeat customers by creating a seamless shopping experience across their entire journey — offering best-in-class product discovery, purchasing, fulfillment and customer service.

There are several key competitive strengths that we believe highlight the attractiveness of our platform business model and underscore how PARTS iD, Inc. is differentiated from its competition, including:

1.	The Company’s distinctive technology, customer-first UI, and proprietary fitment data that enables a differentiated shopping experience for the automotive parts consumer. Unlike any other consumer product category, we believe that the success or failure of selling automotive parts, and especially aftermarket accessories at scale, comes down to rich and comprehensive fitment data. We believe that the Company has been successful at developing its own proprietary fitment database which is not licensed for use to any other person or entity.

2.	We believe that the Company’s product catalog of over eighteen million products and over five thousand brands is unrivaled. Our comprehensive catalog is enriched with over fourteen billion data points, advanced 3D imagery, in-depth product descriptions, customer reviews, installation and fitment guides, as well as other rich custom content specifically catering to the needs of the automotive aftermarket industry and is further complemented by our highly trained and specialized customer service.

3.	The Company’s proprietary and asset-light fulfillment model has enabled us to grow organically without external capital. This platform model is enabled by a network of over one thousand suppliers which we have cultivated relationships with and integrated over the last fifteen years. This has enabled us to further scale our catalog size and to add adjacent verticals which allows us to offer a broader array of product lines over our competitors. Furthermore, our geo-sourcing fulfillment algorithm factors in real-time inventory when available, customer proximity, shipping cost, and profitability to optimize product sourcing. This algorithmic approach allows us to increase fill rate and delivery speed.

4.	The Company’s differentiated customer experience is a result of rich content, wide product range with ease of selection, proprietary fitment data, and highly trained customer service representatives, providing a data-driven engagement platform for discovery and inspiration. This is demonstrated by:

a.	the Company’s Net Promoter Score continues to be between 67.3 for the third quarter of 2022 despite the global supply chain disruptions (primarily due to the COVID-19 pandemic) which began in 2021 and continues today;

b.	the Company’s overall product return rate across all eight verticals was approximately 6.3% for the third quarter of 2022 versus industry averages of more than 20%; and

c.	repeat customer revenue was 34.5% of total revenue for the third quarter of 2022.

The Company has invested fifteen years in building its proprietary platform and we believe that our investment in technology and data has allowed us to expand into adjacent verticals, leveraging a capital-efficient just-in-time inventory model to offer our consumers an extensive selection and customer experience.

Implications of Being a Smaller Reporting Company and No Longer Being an Emerging Growth Company

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act’) and have elected to take advantage of certain of the scaled disclosure requirements available to smaller reporting companies. As of December 31, 2022, the last day of the fiscal year following the fifth anniversary of the completion of Legacy’s initial public offering on November 8, 2017, we are no longer an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Since we are no longer an “emerging growth company,” we cannot take advantage of certain exemptions from various reporting requirements that are applicable to emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Additionally, since we are no longer an “emerging growth company,” we can no longer elect to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies (as defined under Section 2(a) of the Sarbanes-Oxley Act of 2022, the “Sarbanes-Oxley Act”). However, as a “smaller reporting company,” we are not required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

Corporate History

On November 20, 2020 (the “Closing Date”), Legacy Acquisition Corp., our predecessor company (“Legacy”), consummated the previously announced merger pursuant to that certain Business Combination Agreement, dated September 18, 2020 (the “Business Combination Agreement”), by and among Legacy, Excel Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company and directly owned subsidiary of Merger Sub 2 (as defined below) (“Merger Sub 1”), Excel Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub 2”), Onyx Enterprises Int’l, Corp., a New Jersey corporation (“Onyx”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholder representative pursuant to the terms of the Business Combination Agreement.

At the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub 1 merged with and into Onyx (the “First Merger”), with Onyx surviving as a direct wholly-owned subsidiary of Merger Sub 2, and (b) Onyx merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving as direct wholly-owned subsidiary of the Company (the Mergers, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, (i) Legacy changed its name from Legacy Acquisition Corp. to PARTS iD, Inc. and listed its shares of common stock on the NYSE American under the symbol “ID” and (ii) Merger Sub 2 changed its name to PARTS iD, LLC (“PARTS iD, LLC”).

For more information on the Business Combination Agreement, Onyx, and Legacy, please see the Company’s Current Report on Form 8-K filed with the SEC on November 27, 2020 and the Company’s Definitive Information Statement on Schedule 14C filed with the SEC pursuant to Section 14 of the Exchange Act on October 30, 2020 (the “Information Statement”).

JGB Loan and Security Agreement

As previously disclosed, on October 21, 2022 (the “Closing Date”), we and our subsidiary, PARTS iD, LLC, a Delaware limited liability company (together with the Company, the “Borrower’), entered into a Loan and Security Agreement (the “Loan Agreement”) with JGB Collateral, LLC, a Delaware limited liability company (“JGB”), in its capacity as collateral agent and the several financial institutions or entities that from time to time become parties to the Loan Agreement as lenders (collectively, the “Lender”).

The Loan Agreement provides for term loans in an aggregate principal amount of up to $11.0 million under two tranches. The tranches consist of (i) a first tranche consisting of term loans in the aggregate principal amount of $5.5 million, of which the entire amount was funded to the Company on the Closing Date (the “Initial Term Loan Advance”); and (ii) a second tranche consisting of term loans in the aggregate principal amount of an additional $5.5 million, which may funded to the Company by the Lender in its sole and absolute discretion (subject to the terms and conditions of the Loan Agreement) until the date that is six months after the Closing Date (the “Second Term Loan Advance” and together with the Initial Term Loan Advance, the “Term Loan Advances”). Each of the Term Loan Advances will be issued with an original issue discount of $500,000.

The outstanding principal balance of the Term Loan Advances bear interest at a rate of 8.0% per annum. Accrued interest is payable monthly following the funding of each Term Loan Advance. The Company is required to repay the aggregate principal balance of the Term Loan Advances in monthly installments of $183,000, together with the monthly interest payment, commencing on April 30, 2023, and continuing on the last Business Day (as defined in the Loan Agreement) of each month thereafter, through October 31, 2025 (the “Maturity Date”); provided, however, if the Second Term Loan Advance is advanced by the Lender to the Company, the amount of the monthly installment payments shall automatically be increased to $366,000. On the Maturity Date, the entire principal balance of the Term Loan Advances, plus any accrued but unpaid interest thereon, will be due and payable.

The Company may, at its option prepay the Term Loan Advances in full or in part with each prepayment subject to an aggregate minimum amount of $1.0 million and integral multiples of $100,000 in excess thereof (or, if less, the aggregate principal amount of the Term Loan Advances outstanding).

The Loan Agreement contains customary representations, warranties and covenants, including covenants by the Company limiting additional indebtedness, liens, mergers and consolidations, substantial asset sales, investments and loans, certain corporate changes, and distributions. In addition, the Loan Agreement contains financial covenants, including but not limited to, maintaining a certain quarterly EBITDA (as defined in the Loan Agreement) and a unrestricted cash minimum requirement of $2.0 million (for the Initial Term Loan Advance) and $4.0 million (for the Second Term Loan Advance), subject to certain adjustments as set forth in the Loan Agreement.

The Loan Agreement provides for events of default customary for term loans of this type, including but not limited to non-payment, breaches or defaults in the performance of covenants, insolvency, bankruptcy and the occurrence of a material adverse effect on the Company.

As collateral for the obligations, the Company has granted to the Lender a senior security interest in all of Company’s right, title, and interest in, to and under all of Company’s property (inclusive of intellectual property), except for the Excluded Collateral (as defined in the Loan Agreement).

In connection with the entry into the Loan Agreement, with respect to the Initial Term Loan Advance, the Company issued to the Lender a warrant (the “Warrant”) to purchase 1,000,000 shares (the “Warrant Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”). The Warrant will be exercisable for a period of five years from the date of issuance at a per-share exercise price equal to $2.00, subject to certain adjustments as specified in the Warrant. If the Company seeks and obtains the Second Loan Term Advance in accordance with the terms of the Loan Agreement, the Company will issue another Warrant to the Lender to purchase 1,000,000 shares of the Company’s Common Stock on the same terms and conditions as the Warrant issued with respect to the Initial Term Loan Advance. The Warrant provides for customary shelf and piggyback registration rights with respect to the Warrant Shares. The issuance of the Warrant to the Lender was made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Corporate Information

Our corporate mailing address is 1 Corporate Drive, Suite C, Cranbury, New Jersey 08512. Our telephone number is (866) 909-6699, and our website is www.partsidinc.com. The information on our website is not part of this prospectus. The information contained in or connected to our website is not incorporated by reference into, and should not be considered part of, this prospectus. Any information about us on LinkedIn, Twitter or other social media platforms should not be considered part of this prospectus, nor should any information about us posted by others on blogs, bulletin boards, in chat rooms or in similar media.

THE OFFERING

Common stock to be offered by the selling stockholder	1,000,000 shares of our common stock issuable upon exercise of the Warrant. The number of shares of common stock issuable upon the exercise of Warrant and the exercise prices thereof are subject to adjustment in certain circumstances.

Shares outstanding after this offering	35,114,449 shares assuming the Warrant is exercised in full and without giving effect to any other issuances of common stock subsequent to the date hereof.

Use of proceeds	We will receive none of the proceeds from the sale of shares by the selling stockholder in this offering. However, we intend to use the net proceeds of any exercises of the Warrant by the holder thereof to augment our working capital and for general corporate purposes. See “Use of Proceeds.”

Trading	Our common stock is traded on the NYSE American under the symbol “ID.”

Risk factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 8 of this prospectus and the documents incorporated by reference in this prospectus.

The number of shares of common stock shown above to be outstanding after this offering is based on 35,114,449 shares outstanding as of November 7, 2022, and excludes as of such date:

●	3,963,603 additional shares of common stock reserved and available for future issuances under the PARTS iD, Inc. 2020 Equity Incentive Plan, of which 2,291,969 shares were subject to outstanding awards;

●	2,043,582 additional shares of common stock reserved and available for future issuances under the PARTS iD, Inc. 2020 Employee Stock Purchase Plan and

●	750,000 additional shares of common stock reserved for issuance pursuant to indemnification escrow obligations under the Business Combination Agreement, in which, upon the expiration of the indemnification period of two years as described in the Business Combination Agreement, subject to the payments of indemnity claims, if any, we will issue up to 750,000 shares to former shareholders of Onyx Enterprises Int’l Corp.

Unless otherwise indicated, this prospectus assumes no exercise of outstanding stock options or warrants, and no settlement of outstanding restricted stock units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements in this prospectus that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “project,” “forecast,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “seeks,” “scheduled,” or “will,” and similar expressions are intended to identify forward-looking statements. These statements relate to future periods, future events or our future operating or financial plans or performance, are made on the basis of management’s current views and assumptions with respect to future events, including management’s current views regarding the likely impacts of economic disruptions from continuing supply chain constraints and record inflation and the conflict in Ukraine. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us, particularly those associated with the ongoing COVID-19 pandemic and the conflict in Ukraine, which have had wide-ranging and continually evolving effects. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

●	our future capital requirements;

●	our ability to raise capital and utilize sources of cash;

●	our ability to generate sufficient revenue to cover our operating expenses and to continue to operate with a working capital deficiency;

●	our ability to service our obligations and to obtain funding for our operations;

●	the ongoing conflict between Ukraine and Russia has affected and may continue to affect our business;

●	competition and our ability to counter competition, including changes to the algorithms of Google and other search engines and related impacts on our revenue and advertisement expenses;

●	the impact on our business of macro-economic factors including discretionary spending pressure due to inflation and low savings rates that impact consumer sentiment

●	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

●	disruptions in the supply chain and associated impacts on demand, product availability, order cancellations and cost of goods sold including the economic impacts of record inflation;

●	difficulties in managing our international business operations, particularly in Ukraine, including with respect to enforcing the terms of our agreements with our contractors and managing increasing costs of operations;

●	changes in our strategy, future operations, financial position, estimated revenue and losses, product pricing, projected costs, prospects and plans;

●	the outcome of actual or potential litigation, complaints, product liability claims, or regulatory proceedings, and the potential adverse publicity related thereto;

●	the implementation, market acceptance and success of our business model, expansion plans, opportunities and initiatives, including the market acceptance of our planned products and services;

●	developments and projections relating to our competitors and industry;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	our ability to maintain and enforce intellectual property rights and our ability to maintain our technology position;

●	changes in applicable laws or regulations;

●	the effects of current and future U.S. and foreign trade policy and tariff actions;

●	disruptions in the marketplace for online purchases of aftermarket auto parts;

●	costs related to operating as a public company; and

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors.

See also the section titled “Risk Factors” in this prospectus and subsequent reports filed from time to time with the SEC, for further discussion of certain risks and uncertainties that could cause actual results and events to differ materially from our forward-looking statements. Readers of this prospectus are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This cautionary note is applicable to all forward-looking statements contained in this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors included in, or incorporated by reference into, this prospectus, as updated by our subsequent filings under the Exchange Act before acquiring any of such securities. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. For more information, see the section entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference” elsewhere in this prospectus. These risks could materially affect our business, results of operations or financial condition and affect the value of our securities. You could lose all or part of your investment. Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operations or financial condition.

Risks Related to the Company’s Finances

We have experienced significant declines in revenue and are not generating sufficient cash flows to cover our operating expenses, and any failure to obtain additional capital will jeopardize our operations.

Other than the funding provided by JGB in the fourth quarter of 2022, we currently do not have any other committed sources of capital and we have very limited liquidity. As of September 30, 2022, the Company had a working capital deficiency of approximately $36.7 million and has continued to experience declining revenues. While we have operated with a working capital deficiency since our inception, this combined with declined profitability had caused us to consume approximately $14.4 million in cash from operating activities during the nine months ended September 30, 2022. Since then, we have been unable to generate sufficient cash from our operating activities or obtain sufficient financing to cover our operating expenses to date. If our revenues do not increase and continue to decline, we may be forced to discontinue our operations. In addition, we have experienced recent unfavorable changes in our credit terms from our vendors due to our inability to generate sufficient cash flows to cover our operating expenses. We need to raise additional capital in the near future, which may not be available on reasonable terms or at all, to continue funding the operations and development of our business. Even if we are able to raise additional capital, we may raise capital by selling equity securities, which will be dilutive to our existing stockholders. If we incur indebtedness, costs of financing may be extremely high, and we will be subject to default risks associated with such indebtedness, which may harm our ability to continue the Company’s operations. We cannot provide any assurance that we will be able to generate sufficient revenue and positive cash flow to successfully continue our business operations.

Risks Related to Our Common Stock

Concentration of ownership among certain stockholders may prevent other stockholders from influencing significant corporate decisions.

As of September 30, 2022, each of Prashant Pathak, Chairman of the Board of Directors of the Company (the “Board”) and a director and President of Onyx Enterprises Canada Inc., Roman Gerashenko and Stanislav Royzenshteyn, beneficially owned, directly or indirectly, approximately 41.9%, 17.8%, and 17.8%, respectively, of our outstanding common stock, and our directors and executive officers as a group beneficially owned approximately 46.3% of our outstanding common stock. As a result of their current holdings, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of our Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Sales of a substantial number of shares of our common stock in the public market could cause the price of our common stock to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact its price.

The shares of common stock covered by resale registration statements that we have filed, pursuant to which certain stockholders may sell their shares, represent approximately 88.7% of our outstanding common stock as of September 30, 2022. Sales, or the potential sales, of substantial numbers of shares in the public market by those selling stockholders upon termination of applicable contractual lock-up agreements, could increase the volatility of the market price of our common stock or adversely affect the market price of our common stock.

We have never paid dividends on our common stock, and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of the Board and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that the Board may deem relevant. As a result, capital appreciation, if any, of our Common Stock will be the sole source of gain for the foreseeable future.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including:

●	our ability to execute our business plan;

●	operating results below expectations;

●

changes in credit terms and credit holds on our accounts imposed by our key product vendors, credit card providers, or merchant service providers, which we are currently experiencing, due to sustained declining revenue and the inability to pay obligations as they become due;

●	the availability of the products offered in our product catalogue and its effect on our revenue growth;

●	announcements of technological innovations or new products by us or our competitors;

●	economic and other external factors, including the effects of the COVID-19 pandemic;

●	our issuance of additional securities, including debt or equity or a combination thereof, necessary;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock is maintained.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we become involved in securities litigation, we could incur substantial costs, and our resources and the attention of management could be diverted from our business.

Risks Related to Our Being a Public Company

We incur significant costs and devote substantial management time as a result of operating as a public company.

As a public company, we incur significant legal, accounting and other expenses. For example, we are required to comply with the requirements of the Sarbanes-Oxley Act and the Dodd Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC and the New York Stock Exchange, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these rules and regulations increases our legal and financial compliance costs, makes some activities more difficult, time consuming or costly and increases demand on our systems and resources, particularly since we are no longer an “emerging growth company.” In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of common stock by the selling stockholders in this offering.

However, we will receive proceeds from the exercise of the Warrant by JGB. We estimate that the maximum proceeds that we may receive from the exercise of the warrants, assuming all the warrants are exercised at their current exercise prices, will be $2,000,000. We do not know, however, whether the Warrant will be exercised or, if the Warrant is exercised, when it will be exercised or the price at which it will be exercised. It is possible that the Warrant will expire and never be exercised, or that the current exercise price of the Warrant will be reduced as a result of subsequent issuances of our securities or other events that would trigger applicable anti-dilution adjustments under the Warrant. As discussed in the “Description of the Warrant” section of this prospectus, there are circumstances under which the warrants may be exercised on a cashless basis. In these circumstances, even if the Warrant is exercised, we may not receive any proceeds, or the proceeds that we do receive may be significantly less than what we might expect.

We currently intend to use the net proceeds from any exercise of the Warrant for general corporate purposes, which may include working capital, capital expenditures, the repayment or refinancing of existing indebtedness mergers and acquisitions and other investments. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from the exercise of the Warrant.

SELLING STOCKHOLDER

The selling stockholder is offering under this prospectus up to 1,000,000 shares of our common stock issuable by us to assignees and affiliates of JGB Partners LP upon the exercise of the Warrant, the terms of which are described in this prospectus under the caption “Description of the Warrant.” The selling stockholder may, from time to time, offer and sell pursuant to this prospectus any or all of the shares offered hereby. The selling stockholder may sell some, all or none of their shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares or the exercise of the warrants.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder. None of the selling stockholders, nor any affiliate of a selling stockholder, has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 34,114,449 shares of our common stock actually outstanding as of November 7, 2022.

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	No. of Shares Offered by Selling Stockholder Upon Exercise of Warrants	Percentage of Outstanding Shares Beneficially Owned After this Offering
JGB Partners LP (1)	500,000	*	500,000	0
JGB (Cayman) Glenegedale Ltd (2)	400,000	*	400,000	0
JGB Capital LP (3)	100,000	*	100,000	0
TOTALS			1,000,000

*	Denotes less than 1%.

(1)	Shares beneficially owned before this offering reflect all shares issuable upon exercise of warrants beneficially owned by JGB Partners LP. The investment advisor to JGB Partners LP is JGB Management Inc. and has voting and investment discretion over the shares in such capacity. The President of JGB Management Inc. is Brett Cohen. Brett Cohen disclaims beneficial ownership of the securities held by the selling stockholder.

(2)	Shares beneficially owned before this offering reflect all shares issuable upon exercise of warrants beneficially owned by JGB (Cayman) Glenegedale Ltd. JGB Management Inc. is the general partner of JGB Management LP the investment advisor of JGB (Cayman) Glenegedale Ltd. and has voting and investment discretion over the shares in such capacity. The President of JGB Management Inc. is Brett Cohen. Brett Cohen disclaims beneficial ownership of the securities held by the selling stockholder.

(3)	Shares beneficially owned before this offering reflect all shares issuable upon exercise of warrants beneficially owned by JGB Capital LP. The investment advisor JGB Capital LP is JGB Management Inc. and has voting and investment discretion over the shares in such capacity. The President of JGB Management Inc. is Brett Cohen. Brett Cohen disclaims beneficial ownership of the securities held by the selling stockholder.

PLAN OF DISTRIBUTION

The selling stockholder of the shares offered hereby and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NYSE American or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholdes has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and our Amended and Restated Bylaws (our “Bylaws”), which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of our Certificate of Incorporation and our Bylaws in their entirety for a complete description of the rights and preferences of our common stock and preferred stock.

 Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 111,000,000 shares of capital stock, $0.0001 par value per share, consisting of (a) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock and 10,000,000 shares of Class F common stock, and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

As of September 30, 2022, we had 34,114,449 shares of Class A common stock outstanding. As of September 30, 2022, we had reserved 6,757,185 shares of Class A common stock for issuance as follows:

Nature of Reserve		As of September 30, 2022
a.	Indemnification reserve: Upon the expiration of the indemnification period of two years as described in the Business Combination Agreement, subject the payments of indemnity claims, if any, the Company will issue up to 750,000 Common shares to former Onyx shareholders	750,000
b.	EIP reserve: Shares reserved for future issuance under the stockholder approved Parts iD, Inc. 2020 Equity Incentive Plan	3,963,603
c.	ESPP reserve: Shares reserved for future issuance under the stockholder approved Parts iD, Inc. 2020 Employee Stock Purchase Plan	2,043,582
	Total shares reserved for future issuance	6,757,185

Further, pursuant to the Business Combination Agreement, the Sponsor has a right to 1,502,129 shares of Class A common stock should its price exceed $15.00 per share for any thirty-day trading period during the 730 calendar days after the effective date of the Business Combination.

As of September 30, 2022, there were no shares of Class F common stock outstanding, and no shares of Preferred Stock outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Class A Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of Class A common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Class A common stock and Class F common stock are entitled to one vote per share, voting together as a single class, on matters to be voted on by stockholders.

Dividends

Subject to the rights of holders of Preferred Stock, holders of Class A common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor. We have not paid any cash dividends on the Class A common stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness incurred.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A common stock, together with holders of Class F common stock, will be entitled to receive an amount of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied, ratably in proportion to the number of shares of Class A common stock (on an as-converted basis with respect to the Class F common stock) held.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund, redemption provisions or conversion provisions applicable to Class A common stock.

Class A Common Stock as Potentially Limited by Issuance of Preferred Stock

The Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of Preferred Stock. The Board is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A common stock and could have anti-takeover effects. The ability of our Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 15% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued capital stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved capital stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. In addition, our Bylaws require that the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, unless and until our Bylaws are amended in this respect, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in our shares of common stock shall be deemed to have notice of and to have consented to these provisions of our Certificate of Incorporation and Bylaws. In addition, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meetings of stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board, by our Chief Executive Officer or by our Chairman of the Board.

Advance notice requirements for stockholder proposals and director nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Securities Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

No action by written consent

Our Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Classified Board of Directors

Our Certificate of Incorporation provides that our Board is divided into two classes, Class I and Class II, with members of each class serving staggered two-year terms and that the authorized number of directors may be changed only by resolution of the Board. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors within the class of directors up for election.

Subject to the terms of any Preferred Stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office.

Our Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of common stock then outstanding; or

●	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

DESCRIPTION OF THE WARRANT

On October 21, 2022 (the “Closing Date”), the Company and its subsidiary, PARTS iD, LLC, a Delaware limited liability company (together with the Company, the “Borrower’), entered into a Loan and Security Agreement (the “Loan Agreement”) with JGB Collateral, LLC, a Delaware limited liability company, in its capacity as collateral agent and the several financial institutions or entities that from time to time become parties to the Loan Agreement as lenders (collectively, the “Lender”).

The Loan Agreement provides for term loans in an aggregate principal amount of up to $11.0 million under two tranches. The tranches consist of (i) a first tranche consisting of term loans in the aggregate principal amount of $5.5 million, of which the entire amount was funded to the Company on the Closing Date (the “Initial Term Loan Advance”); and (ii) a second tranche consisting of term loans in the aggregate principal amount of an additional $5.5 million, which may funded to the Company by the Lender in its sole and absolute discretion (subject to the terms and conditions of the Loan Agreement) until the date that is six months after the Closing Date (the “Second Term Loan Advance” and together with the Initial Term Loan Advance, the “Term Loan Advances”). Each of the Term Loan Advances will be issued with an original issue discount of $500,000.

In connection with the entry into the Loan Agreement, with respect to the Initial Term Loan Advance, the Company issued to the Lender a warrant (the “Warrant”) to purchase 1,000,000 shares (the “Warrant Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”). The Warrant will be exercisable for a period of five years from the date of issuance at a per-share exercise price equal to $2.00, which was the higher of $2.00 and 130% of the closing price of the Company’s Common Stock on the trading day preceding the Closing Date, subject to certain adjustments as specified in the Warrant. If the Company seeks and obtains the Second Loan Term Advance in accordance with the terms of the Loan Agreement, the Company will issue another Warrant to the Lender to purchase 1,000,000 shares of the Company’s Common Stock on the same terms and conditions as the Warrant issued with respect to the Initial Term Loan Advance. The Warrant also provides for customary shelf and piggyback registration rights with respect to the Warrant Shares.

The issuance of the Warrant by the Company to the Lender was made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. The Lender is the Selling Stockholder described in this registration statement.

The Warrant is exercisable for one share of Common Stock beginning on the date of issuance thereof and ending on the five-year anniversary of such date. The Warrant has an exercise price of $2.00 per share. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrant are subject to adjustment in the event of any stock dividend, split, recapitalization, reorganization or similar transaction, as described in the Series A Warrants. Subject to limited exceptions, a holder of the Warrant will not have the right to exercise any portion of its Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99%, or at the election of the holder 9.99%, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (“Beneficial Ownership Limitation”); provided that upon notice to the Company, the holder may elect to increase or decrease the Beneficial Ownership Limitation (any increase in the Beneficial Ownership Limitation would not be effective until the 61st day after notice is delivered to the Company), although in no event may the Beneficial Ownership Limitation exceed 9.99%.

In the event of any fundamental transaction, as described in the Warrant and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of Common Stock, then upon any subsequent exercise of the Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Warrant is exercisable immediately prior to such event.

The Warrant also contains a “put right” wherein upon (i) the repayment in full of the Secured Obligations (as defined in the Warrant), (ii) the consummation of a Change of Control (as defined in the Warrant) or (iii) the occurrence, and during the continuance, of an Event of Default (as defined in the Warrant), and, in the case of clauses (i) and (ii), at any time during the ninety (90) trading days immediately thereafter, the holder may, at its sole option, elect to require the Company to purchase all or a portion of the Warrant for a purchase price equal to $0.35 (subject to appropriate adjustment for any stock split, stock dividend, stock combination, reverse stock split or similar event) per share of Common Stock issuable upon exercise of the Warrant or the applicable portion thereof (the “Put Price”) by delivering a written notice to the Company (the “Put Notice”). The Put Price shall be due and in payable in cash within three (3) trading days after the Company’s receipt of the Put Notice, as applicable.

The Warrant will not be registered nor listed on any exchange. If at the time of exercise of the Warrant there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Common Stock underlying the Warrants to the applicable Selling Stockholder, then such Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Selling Stockholder will be entitled to receive a number of shares of Common Stock as determined by the terms of the Warrant.

The foregoing description of the Warrant is qualified in its entirety by reference to the Form of Common Stock Purchase Warrant, which is included as Exhibits 4.1 to this registration statement and are incorporated by reference to the Company’s Current Report Form 8-K, filed with the SEC on October 26, 2022.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by DLA Piper LLP (US), Short Hills, New Jersey.

EXPERTS

WithumSmith+Brown PC, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 and 2020, as set forth in their report, dated March 9, 2022, which is incorporated by reference in the prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on WithumSmith+Brown PC’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy statements and other information regarding us and other issuers that file electronically with the SEC, at http://www.sec.gov. Our SEC filings are also available at our website (www.partsidinc.com). However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on our website is not, and should not be deemed to be, a part of, or incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which incorporates by reference certain portions of our definitive proxy statement for our 2022 Annual Meeting of Stockholders filed on April 29, 2022;

(2)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022;

(3)	Our Current Reports on Form 8-K filed on June 21, 2022, June 23, 2022, September 30, 2022, October 26, 2022, December 6, 2022, January 6, 2023, January 17, 2023, February 7, 2023, February 8, 2023, February 21, 2023, February 23, 2023 and March 6, 2023; and

(4)	The description of our Class A Common Stock contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

We incorporate by reference any filings made by us with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

This prospectus is part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s website, as provided above.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

PARTS iD, Inc.

1 Corporate Drive, Suite C

Cranbury, New Jersey 08512

+1 (866) 909-6699

You should rely only on the information incorporated by reference or presented in this prospectus. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of those documents.

1,000,000 Shares of Class A Common Stock

PROSPECTUS

March 20, 2023